Exhibit 3(i)


                            ARTICLES OF INCORPORATION

                                       OF

                           SANDTECH DEVELOPMENTS, INC.

     KNOW ALL MIEN BY THESE PRESENTS that the undersigned Incorporator, being a natural person of the age of eighteen years of age or older and desiring to form a body corporate under the laws of the State of Colorado, does hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Colorado these Articles of Incorporation:

                                    ARTICLE I

                                      Name
                                      ----

     The name of the Corporation is SANDTECH DEVELOPMENTS, INC.

                                   ARTICLE II
                                    Purposes
                                    --------

     This Corporation is organized for the purpose of transacting any and all lawful activities or business for which corporations may be formed under Articles 101 to 117 of Title 7 of the Colorado Revised Statues, as designated by the board of directors of the corporation.

                                   ARTICLE III
                                Capital Structure
                                -----------------

     The maximum number of shares of stock which this Corporation is authorized to issue or to have outstanding at any time shall be 55,000,000 shares, of which 50,000,000 shares shall be common stock, no par value per share, and of which 5,000,000 shares shall be preferred stock, no par value per share.

     The holders of common stock shall have one vote for each share of such stock held.

     The holders of record of the preferred stock shall be entitled to cash dividends when, as and if declared by the Board of Directors at the time, in the manner and at the rate per share determined by the Board of Directors in the resolution authorizing each series of preferred stock. Dividends payable on the preferred stock must be paid or set apart for payment before any dividends may be declared and paid on the common stock with respect to the same time period.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of this Corporation, the holders of record of the outstanding preferred stock shall be entitled to the amount payable upon their shares as determined by the Board of Directors in the resolution authorizing each series of preferred stock. Alter payment to the holders of the preferred stock of the amount payable to them as above set forth, the remaining assets of this Corporation shall be payable to, and distributed ratably among, the holders of record of the common stock.


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


     The common stock may also be subject to other rights and preferences that the Board of Directors may give to any series or classes of the preferred stock.

     The Board of Directors is hereby expressly authorized to issue the common or preferred stock of this Corporation in one or more series or classes as it may determine by resolution from time to time. In the resolution establishing a series or class, the Board of Directors shall give to the series or class a distinctive designation so as to distinguish it from all other series and classes of stock, shall determine the number of shares in such series and shall fix the preferences, limitations and relative rights thereof All of the shares of any one series shall be alike in every particular.

     All stock of this Corporation, whether common stock or preferred stock, shall be issued only upon the receipt of the frill consideration fixed for the issuance of such stock. Such stock once issued, shall be fUlly paid and nonassessable.

     No holder of shares of any class of this Corporation shall have (1) any preemptive right to subscribe for or acquire additional shares of this Corporation of the same or any other class, whether such shares shall be hereby or hereafter authorized, or (2) any right to acquire any shares which may be held in the treasury of this Corporation. All such additional or treasury shares may be issued or reissued for such consideration, at such time, and to such persons as the Board of Directors may from time to time determine.

                                   ARTICLE IV
                      No Cumulative Voting by Shareholders
                      ------------------------------------

         Cumulative voting shall not be allowed in the election of Directors of this Corporation and every shareholder entitled to vote at such election shall have the right to vote the number of shares owned by him for as many persons as there are Directors to be elected, and for whose election he has a right to vote.

                                    ARTICLE V
          Registered and Initial Principal Office and Registered Agent
          ------------------------------------------------------------

     The registered office and initial principal office of the Corporation is located at 4155 E. Jewell Avenue, Suite 909, Denver, Colorado 80222, and the name of the registered agent of the Corporation at such address is Edward H. Hawkins.



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

                                   ARTICLE VI
                                  Incorporator
                                  ------------

     The name and address of the Incorporator is Edward H. Hawkins, 4155 E. Jewell Avenue, Suite 909, Denver, CO 80222.

                                   ARTICLE VII
                               Board of Directors
                               ------------------

     The number of individuals to serve on the Board of Directors shall be set forth in the Bylaws of the Corporation, provided, however, that the Initial Board of Directors shall consist of one person below-named:


         Name of Director                       Address
         ----------------                       -------
         Edward H. Hawkins                      4155 B. Jewell Ave., Suite 909
                                                Denver, CO 80222

                                  ARTICLE VIII
                              Corporate Opportunity
                              ---------------------

     The Directors, officers and other member of management of this Corporation shall be subject to the doctrine of "corporate opportunities" only insofar as it applied to business opportunities in which this Corporation has expressed an interest as determined from time to time by this Corporation's Board of Directors as evidenced by resolutions appearing in this Corporation's minutes. Once such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the Directors, officers and other members of management of this Corporation shall be disclosed promptly to this Corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any Director, officer or other member of management may avail himself of such opportunity. Until such time as this Corporation, through its Board of Directors, has designated an area of interest, the Directors, officers and other members of management of this Corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the right of any Director, officer or other member of management of this Corporation to continue a business existing prior to the time that such area of interest is designated by the Corporation. This provision shall not be construed to release any employee of this Corporation (other than a Director, an officer or member of management) from any duties which he may have to this Corporation.

                                   ARTICLE IX
                Indemnification of Directors. Officers and Others
                -------------------------------------------------

     This Corporation shall:



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     A. Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nob contendere or its equivalent is not, of itself; determinative that such person did not meet the foregoing standard of conduct.

     B. Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation; but no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged liable to the Corporation.

     C. Indemnify a Director, officer, employee or agent of the Corporation who has been wholly successfUl, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Subparagraph A or B of this Article against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

     D. Authorize payment of expenses (including attorney's fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding as authorized in Subparagraph E of this Article if:

          1. The Director, officer, employee or agent furnishes to this Corporation a written affirmation of such person's good faith belief that he has met the applicable standard of conduct required to receive indemnification;

          2. Such person furnishes to this Corporation an undertaking, executed personally or on behalf of such person to repay such amount if it is ultimately determined that he did not meet the applicable standard of conduct; and

          3. A determination is made that the facts then known to those maldng the determination would not preclude indemnification pursuant to this Article.


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     E.  Authorize  indemnification  under  Subparagraph  A or B of this Article
(unless ordered by a court) in the specific case upon a determination that indemnification of the Director, officer, empldyee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said Subparagraph A or B. Such determination shall be made:

          1. By the Board of Directors by a majority vote of those present at a meeting at which a quorum is present, and only those Directors not parties to such action, suit or proceeding shall be counted in satisfying the quorum requirement; or

          2. If such a quorum cannot be obtained, by a majority vote of a committee of the Board of Directors designated by the Board of Directors, which committee shall consist of two or more Directors not parties to such action, suit or proceeding; except that Directors who are parties to such action, suit or proceeding may participate in the designation of Directors for the committee; or

          3. If such a quorum cannot be obtained, and such a committee cannot be established, or even if such quorum is obtained or such a committee is designated, if a majority of the Directors constituting such quorum or such committee so directs, either:

               (a) By independent legal counsel selected by a vote of the Board of Directors or such committee in the manner specified in Subparagraph E.1. or E.2. of this Article or, if a quorum of the full Board of Directors cannot be obtained and such a committee cannot be established, by independent legal counsel selected by a majority vote of the full Board of Directors; or

               (b)  By the shareholders.

     Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if such determination is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body the selected such counsel.

     F. Purchase and maintain insurance, if economically feasible for the Corporation to do so in the sole judgment of the Corporation's Board of Directors, on behalf of any person who is or was a director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him, incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provision of this Article.


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     The indemnification  provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Articles of Incorporation, the Bylaws, or any agreement, vote of shareholders or disinterested directors or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such a person.

                                    ARTICLE X
                                    Amendment
                                    ---------

     This Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation or any amendment to them, and all right and privileges conferred upon the shareholders, directors and officers are subject to this reservation. The Articles of Incorporation may be amended in accordance with the provisions of the laws of the State of Colorado, as amended from time to time, unless more specific provisions for amendments are adopted by this Corporation pursuant to law.

     IN WITNESS WHEREOF, the undersigned has set his hand and seal this 19th day of July, 1996.



                                           /s/  Edward H. Hawkins
                                           -------------------------------------
                                                Edward H. Hawkins, Incorporator


                           CONSENT OF REGISTERED AGENT

     The undersigned hereby consents to the appointment as registered agent for the above named corporation under Article 105 of the Colorado Business Corporation Act, until such time as he resigns such position.


                                         /s/  Edward H. Hawkins
                                         ---------------------------------------
                                         Edward H. Hawkins







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